                                                                     EXHIBIT 5.1

                      OPINION AND CONSENT OF LEGAL COUNSEL

VINSON & ELKINS                                       VINSON & ELKINS L.L.P.
ATTORNEYS AT LAW                                      2300 FIRST CITY TOWER
                                                      1001 FANNIN STREET
                                                      HOUSTON, TEXAS 77002-6760
                                                      TELEPHONE (713) 758-2222
                                                      FAX (713) 758-2346
                                                      www.velaw.com

December 17, 2003

NATCO Group Inc.
2950 North Loop West, 7th Floor
Houston, Texas 77092

Ladies and Gentlemen:

         We are acting as counsel for NATCO Group Inc., a Delaware corporation (the "Company"), in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of 850,640 shares (the "Shares") of common stock, par value $.01 per share, of the Company pursuant to the NATCO Group Profit Sharing and Savings Plan, as amended and restated (the "Plan"), as well as an indeterminate amount of interests ("Interests") under the Plan. We are also representing National Tank Company, a Delaware corporation and a wholly owned subsidiary of the Company ("NTC"), in its capacity as the sponsor of the Plan.

         In connection with the foregoing, we examined or are familiar with the certificates of incorporation of each of the Company and NTC, as currently in effect, the bylaws of each of the Company and NTC, as currently in effect, the corporate proceedings of each of the Company and NTC with respect to the adoption of the Plan, the filing of the Registration Statement, the instruments relating to issuance of the Shares and the Interests and such other certificates, instruments and documents as we considered necessary or appropriate for purposes of this opinion.

         Based upon the foregoing, we are of the opinion that (i) the Shares have been duly authorized and, when issued in accordance with the provisions of the Plan, will be validly issued and fully paid and non-assessable and (ii) the Interests have been duly authorized and, when issued in accordance with the provisions of the Plan, will be validly issued.

         The foregoing opinion is limited to the laws of the United States of America and the State of Texas, the Constitution of the State of Delaware and the General Corporation Law of the State of Delaware, as interpreted by federal courts and the courts of the State of Delaware. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or Blue Sky laws.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

                                                    Very truly yours,

                                                    /s/ VINSON & ELKINS L.L.P.